Exhibit 4.2
DESCRIPTION OF REGISTRANT’S SECURITIES
The following summary describes the material provisions of the common stock of Black Rock Coffee Bar, Inc. (“we”, “us”, “our”, the “Company”) that is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and does not purport to be complete. For a complete description of the terms and provisions of our common stock, we urge you to read our amended and restated certificate of formation and amended and restated bylaws.
Certain Definitions
“Black Rock OpCo” means Black Rock Coffee Holdings, LLC, a Delaware limited liability company and, following the Transactions, a subsidiary of Black Rock Coffee Bar, Inc.
“Co-Founders” means, collectively, Daniel Brand, Jeff Hernandez, Jake Spellmeyer and Bryan Pereboom.
“Continuing Equity Owners” means, collectively, the owners of LLC Units in Black Rock OpCo immediately prior to the consummation of the Transactions (excluding the Blocker Companies), which became holders of LLC Units and the Class B common stock or Class C common stock immediately following consummation of the Transactions, including the Co-Founders and certain of their affiliates, and any permitted transferee of such LLC Units and Class B or Class C common stock, that may exchange, at each of their respective options, in whole or in part from time to time, their LLC Units for, at the Company’s election (determined solely by the Company’s independent directors (within the meaning of Nasdaq rules) who are disinterested), cash or newly issued shares of the Class A common stock. In connection with an exchange of LLC Units, a corresponding number of shares of Class B common stock or Class C common stock, as applicable, shall be immediately and automatically transferred to Black Rock Coffee Bar, Inc. for no consideration and canceled.
“Cynosure Nominee” means the director designated by our Sponsor pursuant to the terms and conditions set forth in our amended and restated certificate of formation.
“Exchange Act” means the Securities Exchange Act of 1934, as amended
“IPO” means the Company’s initial public offering of Class A common stock, which was completed on September 15, 2025.
“LLC Units” means the membership units of Black Rock OpCo.
“Nasdaq” means the Nasdaq Global Market.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsor” means The Cynosure Group, LLC and its affiliates.

“Sunset Date” means the date on which no shares of Class C common stock are outstanding. Upon the earlier of (i) the ten-year anniversary of the later of the closing of the IPO and (ii) with respect to each Co-Founder, the date on which the aggregate number of shares of Class C common stock held by such Co-Founder or certain of their affiliates is less than thirty-three percent (33%) of the shares of Class C common stock held by such Co-Founder and certain of their affiliates as of the IPO, each such holder’s Class C common stock will automatically convert to fully paid non-assessable shares of Class B common stock.
“TBOC” means the Texas Business Organizations Code.
“Transactions” means those certain organizational transactions effected by the Company and its subsidiaries in connection with the Company’s initial public offering of Class A common stock on September 11, 2025.
General
Our amended and restated certificate of formation authorizes capital stock consisting of three classes as follows:
•500,000,000 shares of Class A common stock, $0.00001 par value per share;
•200,000,000 shares of Class B common stock, $0.00001 par value per share;
•50,000,000 shares of Class C common stock, $0.00001 par value per share; and
•20,000,000 shares of undesignated preferred stock, with a par value per share that may be established by our Board in the applicable certificate of designations.
All shares of our Class A common stock outstanding are fully paid and non-assessable.
The following summary describes the material provisions of our capital stock and certain provisions of our amended and restated certificate of formation and our amended and restated bylaws, and of the TBOC, and is qualified by reference to the amended and restated certificate of formation, the amended and restated bylaws and the TBOC. We urge you to read our amended and restated certificate of formation and our amended and restated bylaws, which are included as exhibits to this Annual Report on Form 10-K.
Certain provisions of our amended and restated certificate of formation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock.

Common Stock
Class A common stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and on which the holders of the Class A common stock are entitled to vote.
Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock are entitled to receive pro rata our remaining assets available for distribution.
Holders of shares of our Class A common stock do not have preemptive, subscription, redemption, or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock.
Holders of shares of our Class A common stock vote together with holders of our Class B common stock and Class C common stock as a single class on all matters presented to our shareholders for their vote or approval, except for certain amendments to the amended and restated certificate of formation or as otherwise required by applicable law or our amended and restated certificate of formation.
Class B common stock
Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our shareholders and on which the holders of the Class B common stock are entitled to vote.
Shares of Class B common stock will be issued in the future only (i) to the extent necessary to maintain a one-to-one ratio between the number of LLC Units held by the Continuing Equity Owners and the number of shares of Class B common stock issued to the Continuing Equity Owners, (ii) upon conversions of Class C common stock upon death or disability of a Co-Founder or (iii) upon conversions of Class C common stock pursuant to a transfer of such Class C common stock by operation of law or otherwise that is not a permitted transfer under our amended and restated certificate of formation. Shares of Class B common stock are transferable only together with an equal number of LLC Units. Only permitted transferees of LLC Units held by the Continuing Equity Owners are permitted transferees of Class B common stock. The outstanding shares of Class B common stock are convertible at the option of the holder into shares of Class A common stock on a one-for-one basis; provided that, at our election (determined solely by the Disinterested Majority (as defined in the limited liability company agreement of Black Rock OpCo LLC) we may effect such exchange for a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Unit so redeemed. Once converted into Class A common stock, such shares of Class B common stock so converted will not be reissued. Shares of Class B common stock will be automatically transferred to Black Rock Coffee Bar, Inc. upon the redemption or exchange of their LLC Units pursuant to the terms of the Black Rock OpCo LLC Agreement and will be canceled and may not be reissued.
Holders of shares of our Class B common stock vote together with holders of our Class A common stock, as a single class on all matters presented to our shareholders for their vote or approval, except for certain amendments to our amended and restated certificate of formation described below or as otherwise required by applicable law or our amended and restated certificate of formation.
Holders of our Class B common stock do not have any economic rights or any right to receive dividends (except for certain in-kind dividends) or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to the Class B common stock. Upon the exchange of an LLC Unit (together with a share of Class B common stock) for Class A common stock, the shares of Class B common stock will be automatically transferred to Black Rock Coffee Bar, Inc. for no consideration and will be canceled and no longer outstanding. Such shares of Class B common stock may not be reissued.
Class C common stock
Each share of our Class C common stock entitles its holders to ten votes per share on all matters presented to our shareholders and on which the holders of the Class C common stock are entitled to vote. Shares of Class C common stock convert automatically to Class B common stock (i) upon death or disability of a Co-Founder or (ii) upon a transfer of such Class C common stock by operation of law or otherwise that is not a permitted transfer under our amended and restated certificate of formation. Additionally, upon the earlier of (i) the ten-year anniversary of the later of the closing of the IPO or the closing date of any exercise of the underwriters’ option to purchase additional shares of Class A common stock, and (ii) with respect to each Co-Founder, the date on which the aggregate number of shares of Class C common stock held by such Co-Founder or certain of their affiliates is less than thirty-three percent (33%) of the shares of Class C common stock held by such Co-Founder and certain of their affiliates as of the later of the closing of the IPO or the closing date of any exercise of the underwriters' option to purchase additional shares of Class A common stock, each such holder’s Class C common stock will automatically convert to fully paid non-assessable shares of Class B common stock.
Shares of Class C common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of LLC Units held by the Co-Founders, certain of their affiliates and permitted transferees and the number of shares of Class C common stock issued to the Co-Founders, certain of their affiliates and permitted transferees. Shares of Class C common stock are transferable only together with an equal number of LLC Units. Only permitted transferees of LLC Units held by the Co-Founders and certain of their affiliates are permitted transferees of Class C common stock. The outstanding shares of Class C common stock are convertible at the option of the holder into shares of Class A common stock on a one-for-one basis; provided that, at our election (determined solely by the Disinterested Majority (as defined in the limited liability company agreement of Black Rock OpCo LLC), who are disinterested) we may effect such exchange for a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Unit so redeemed. Once converted into Class A common stock, such shares of Class C common stock so converted will not be reissued. Shares of Class C common stock will be automatically transferred to Black Rock Coffee Bar, Inc. upon the redemption or exchange of their LLC Units pursuant to the terms of the Black Rock OpCo LLC Agreement and will be canceled and may not be reissued.
Holders of shares of our Class C common stock vote together with holders of our Class A common stock, as a single class on all matters presented to our shareholders for their vote or approval, except for certain amendments to our amended and restated certificate of formation described below or as otherwise required by applicable law or our amended and restated certificate of formation.
Holders of our Class C common stock do not have any economic rights or any right to receive dividends (except for certain in-kind dividends) or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class C common stock do not have preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to the Class C common stock. Upon the exchange of an LLC Unit (together with a share of Class C common stock) for Class A common stock, the shares of Class C common stock will be automatically transferred to Black Rock Coffee Bar, Inc. for no consideration and will be canceled and no longer outstanding. Such shares of Class C common stock may not be reissued.
Preferred stock
Our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without shareholder approval. Our board of directors has the discretion to determine the number and designation of such series and the powers, rights, preferences, privileges, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, and the qualifications, limitations, or restrictions, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific preferred stock issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the voting power of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock, or subordinating the dissolution or liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.
Approval and Designation Rights
For so long as our Sponsor beneficially owns, on a collective basis, at least seven and one-half percent (7.5%) of our outstanding common stock, our amended and restated certificate of formation and amended and restated bylaws require, subject to certain limitations, that:
•the Cynosure Nominee is provided reasonable prior notice of material actions to be taken by our board of directors by written consent;
•any proposed transaction outside of the ordinary course of business that would be required to be disclosed by us pursuant to Item 404 of Regulation S-K of the Securities Act be approved by a majority of the members of our Audit Committee;
•the size of our board of directors may not be increased to be greater than nine (9) directors without the approval of the Cynosure Nominee; and
•approval of at least 66 2/3% of our board of directors is required for (i) the incurrence, assumption or guarantee of any indebtedness outside of the ordinary course of business resulting in a net debt leverage ratio exceeding 2.0; (ii) the termination of our Chief Executive Officer; or (iii) material changes to the compensation of any Director.
Our amended and restated certificate of formation also requires us, for so long as our Sponsor beneficially owns, on a collective basis, at least seven and one-half percent (7.5%) of our outstanding common stock, to include one director designated by our Sponsor in the slate of nominees for election as a Class II director, or such other class to which our Sponsor may consent. Subject to certain limitations, our Sponsor has the exclusive right to replace its designee and to fill any vacancy created by reason of death, removal, or resignation of its designee.
Registration Rights
We entered into the Registration Rights Agreement with our Co-Founders, certain of their affiliates, and our Sponsor in connection with the IPO. The Registration Rights Agreement provides our Co-Founders, certain of their affiliates, and our Sponsor with certain demand registration rights, including shelf registration rights, in respect of any shares of our common stock held by them, subject to certain conditions. In addition, in the event that we register additional shares of common stock for sale to the public in the future, we are required to give notice of such registration to our Co-Founders, certain of their affiliates, and our Sponsor, and, subject to certain limitations, include shares of common stock held by them in such registration. The agreement includes customary indemnification provisions in favor of our Co-Founders, certain of their affiliates, and our Sponsor, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration.
Voting Agreements
Co-Founder Voting Agreement
We entered into a Voting Agreement with our Co-Founders in connection with the IPO, which we refer to as the Co-Founder Voting Agreement. Pursuant to the Co-Founder Voting Agreement, and subject to the exceptions set forth therein, our Co-Founders and certain of their affiliates agreed to (i) vote their shares of common stock in favor of the election of the Cynosure Nominee; (ii) vote their shares of common stock in favor of each incumbent member of the Board that is nominated for election to the Board for the next two consecutive annual meetings of the Company’s shareholders; provided that each of the Co-Founders remains on the Board on the date of the relevant annual meeting; and (iii) in the event that either of Kristina Cashman or Richard Federico shall fail to be nominated for election to the Board prior to the end of their respective term, refrain from voting in favor of the election of a nominee to the Board nominated in the place of either of Kristina Cashman or Richard Federico without the written consent of the Cynosure Nominee.
Sponsor Voting Agreement
We entered into a Voting Agreement with our Sponsor in connection with the IPO, which we refer to as the Sponsor Voting Agreement (together with the Co-Founder Voting Agreement, the “Voting Agreements”). Pursuant to the Sponsor Voting Agreement, and

subject to the exceptions set forth therein, our Sponsor, for so long as it has the right to nominate the Cynosure Nominee, agreed to vote its shares of common stock in favor of the election of our Co-Founders that are nominated for election to the Board.
The Voting Agreements terminate upon the earliest to occur of (i) the mutual written agreement of the Company, our Co-Founders and our Sponsor, (ii) the Sunset Date and (iii) the date on which our Sponsor no longer has the right to nominate a director for election to the Board pursuant to our amended and restated certificate of formation.
Dividends
As a Texas corporation, we are subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its stated capital) unless the dividend would render the corporation insolvent.
Declaration and payment of any dividend is subject to the discretion of our Board. The time and amount of dividends is dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our future indebtedness, industry trends, the provisions of Texas law affecting the payment of dividends and distributions to shareholders and any other factors our Board may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore, do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. See “Dividend Policy” and “Risk Factors—General Risks— We do not intend to pay dividends for the foreseeable future.”
Anti-takeover Provisions
Our amended and restated certificate of formation and amended and restated bylaws contain and the TBOC contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control, and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of us by means of a tender offer, a proxy contest, or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by shareholders.

Authorized but Unissued Shares
Texas law does not require shareholder approval for any issuance of authorized shares. Accordingly, the authorized but unissued shares of our common stock and our preferred stock are available for future issuance without shareholder approval, subject to any limitations imposed by Nasdaq rules. The listing standards of Nasdaq, which would apply if and so long as our common stock remains listed on Nasdaq, require shareholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be issued in the future for a variety of corporate finance transactions, acquisitions, and employee benefit plans and the funding of redemptions of LLC Units. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.
Business Combinations
We are subject to the affiliated business combinations provisions of Title 2, Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610), which provides that a Texas “issuing public corporation”, which applies to any Texas corporation that, among other things, has more than 100 shareholders, may not engage in specified types of business combinations, including mergers, consolidations, and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is generally defined as the holder of 20% or more of the corporation’s voting shares, for a period of three years from the date that person became an affiliated shareholder. The law’s prohibitions do not apply if:
•the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or
•the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.
Because we have more than 100 shareholders, we are considered to be an “issuing public corporation” for purposes of this law. The affiliated business combinations provisions of the TBOC do not apply to the following:
•the business combination of an issuing public corporation where: (a) the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the TBOC or (b) the corporation adopts an amendment to its certificate of formation or bylaws, by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC, so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;
•a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder: (a) divests itself, as soon as practicable, of enough shares to no longer be a beneficial owner of 20% or more of the outstanding voting shares of the issuing public corporation and (b) would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;
•a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; or
•a business combination of a corporation with its wholly owned Texas subsidiary if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.
Neither our amended and restated certificate of formation nor our amended and restated bylaws contain any provision expressly providing that we will not be subject to the affiliated business combinations provisions of the TBOC. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated merger or other business combination involving us, even if that event would be beneficial to our shareholders.
Vacancies
Our amended and restated certificate of formation provides that, subject to the rights granted to one or more series of preferred stock then outstanding, and except as otherwise provided in the TBOC, any vacancies on our Board may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, or by the affirmative vote of a majority of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, for so long as our Sponsor has the right to nominate a director for election to the Board, any vacancy caused by the death, disability, removal or resignation of the Cynosure Nominee shall, at the option of our Sponsor, be filled (i)

solely by our Sponsor by delivering a written instrument to the Company identifying an individual to serve as the Cynosure Nominee or (ii) by a majority of the remaining Directors, even if less than a quorum, provided that, after giving effect to the filling of such vacancy, there is only one Cynosure Nominee in office.
No Cumulative Voting
Under Texas law, the right to vote cumulatively does not exist unless the certificate of formation specifically authorizes cumulative voting. Our amended and restated certificate of formation does not authorize cumulative voting. Therefore, shareholders holding a majority in voting power of the shares of our capital stock entitled to vote generally in the election of directors are able to elect all of our directors.
Multi-Class Stock
As described above in “Common Stock” our amended and restated certificate of formation includes a multi-class common stock structure, which provides holders of our Class C common stock with significant influence over matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or all or substantially all of its assets. Each share of Class C common stock is entitled to ten votes for each share of Class C common stock held on all matters submitted to a vote of shareholders.
Shareholder Action; Special Meetings of Shareholders
Our amended and restated certificate of formation provides that, prior to the Sunset Date, our shareholders may take action by consent without a meeting, and at any time from and after the Sunset Date, our shareholders may not take action by consent without a meeting, but may only take action at a meeting of shareholders. Our amended and restated certificate of formation further provides that prior to the occurrence of the Sunset Date, holders of a majority of the voting power of all of the then-outstanding shares of Class C common stock may call a special meeting of shareholders, provided that such holders represent at least 10% of all of the then-outstanding shares of our capital stock entitled to vote at such meeting, and at any time from and after the Sunset Date, special meetings of our shareholders may be called only by a majority of our Board, our Chairman, our Chief Executive Officer or president, as applicable, thus prohibiting a shareholder from calling a special meeting. These provisions might delay the ability of our shareholders to force consideration of a proposal or for shareholders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Director Nominations and Shareholder Proposals
Our amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a shareholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. Our amended and restated bylaws allow the chair of the meeting at a meeting of the shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to influence or obtain control of us.
Amendment of Bylaws and Certificate of Formation Provisions
Our amended and restated certificate of formation provides that, prior to the Sunset Date, the affirmative vote of holders of a majority of the voting power of all of the then-outstanding shares of capital stock and, from and after the Sunset Date, at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock, in each case voting as a single class, is required to amend certain provisions of our amended and restated certificate of formation, including provisions relating to amending our amended and restated bylaws, our share capital, the classified board, the size of our Board, removal of directors, our Sponsor’s director nomination and observer rights, director and officer liability, vacancies on our Board, special meetings, shareholder notices, actions by written consent and exclusive forum. In addition, our amended and restated certificate of formation provides that, (i) for so long as any shares of Class B common stock or Class C common stock are outstanding, the affirmative vote of holders of at least 66 2/3% of the voting power of the then-outstanding shares of Class B common stock and Class C common stock, each voting as a separate class, is required to amend certain provisions relating to our share capital and (ii) any amendment to our amended and restated certificate of formation that gives holders of Class B common stock or Class C common stock certain rights to receive dividends, convert or be exchanged for shares of Class A common stock or other economic rights, also requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock, voting separately as a separate class.

Our amended and restated certificate of formation provides that the Board may adopt, amend, alter, or repeal our bylaws. In addition, our amended and restated certificate of formation provides that our shareholders may not adopt, amend, alter or repeal our bylaws, provided however, that prior to the date on which the holders of LLC Units (other than the Company) hold less than a majority of the voting power of the outstanding shares of capital stock of the Company, the shareholders may adopt, amend, alter, or repeal our bylaws by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of capital stock entitled to vote thereon. Additionally, our amended and restated bylaws provide that the Cynosure Nominee’s consent is required for any amendment to our bylaws by our Board that would have a disproportionately adverse impact on the rights or interests of our Sponsor relative to all holders of common stock or Class B common stock.
Exclusive Forum
Our amended and restated organizational documents provide that the Business Court in the First Business Court Division of the State of Texas shall be the sole and exclusive forum for certain shareholder litigation matters, unless we consent in writing to the selection of an alternative forum or if the Business Court in the First Business Court Division of the State of Texas is not accepting filings or determines that it lacks jurisdiction, the exclusive forum is the federal district courts in the Northern District of Texas or, if such federal district courts do not have jurisdiction, the State District Court in Dallas County, Texas; provided, however, that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and provided, further, that the foregoing choice of forum provision shall not apply to claims seeking to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Although we believe this provision benefits us by providing increased consistency in the application of Texas law in the types of lawsuits to which it applies and in limiting our litigation costs, the provision may have the effect of discouraging lawsuits against our directors and officers, may result in increased costs for our shareholders to bring claims, and may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us. However, it is possible that a court could rule that this provision is unenforceable or inapplicable to a particular dispute.
Conflicts of Interest
Texas law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or shareholders. Our amended and restated certificate of formation, to the maximum extent permitted from time to time by Texas law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to any of our directors or shareholders who are not employed by us or our subsidiaries (each such person, an “exempt person”). Our amended and restated certificate of formation provides that, to the fullest extent permitted by law, no exempt person has any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our subsidiaries now engage or propose to engage or (2) otherwise competing with us or our subsidiaries. In addition, to the fullest extent permitted by applicable law, if any exempt person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such exempt person has no duty to communicate or offer such transaction or business opportunity to us or any of our subsidiaries and they may take any such opportunity for themselves or offer it to another person or entity, unless such opportunity was expressly offered to them solely in their capacity as a director, executive officer or employee of us or our subsidiaries. To the fullest extent permitted by Texas law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or our subsidiaries unless (1) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with our amended and restated certificate of formation, (2) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (3) we or our subsidiaries have an interest or expectancy in such transaction or opportunity and (4) such transaction or opportunity would be in the same or similar line of our business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Our amended and restated certificate of formation does not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of Black Rock Coffee Bar, Inc.
Limitations on Liability and Indemnification of Officers and Directors
The TBOC authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ and officers’ fiduciary duties (other than breaches of such person’s duty of loyalty to corporations or their shareholders), except for liability for:
•any breach of the director’s duty of loyalty to us or our shareholders;
•any act or omission not in good faith that constitutes a breach of duty of the person to us or which involved intentional misconduct or a knowing violation of law;
•any transaction from which the director derived an improper personal benefit; and
•any act or omission for which the liability of a director is expressly provided by an applicable statute.

Our amended and restated certificate of formation includes a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the TBOC. The effect of these provisions is to eliminate, other than limited exceptions, the rights of us and our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director or officer if such person has acted in bad faith, engaged in intentional misconduct, knowingly violated the law, authorized illegal dividends or redemptions, derived an improper benefit from his or her actions as a director or officer, or engaged in an act or omission for which the liability of the director or officer is expressly provided by an applicable statute.
Our amended and restated bylaws provide generally that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the TBOC. We also have entered into separate indemnification agreements with each of our directors and executive officers and are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and officers.
These limitation of liability, indemnification, and advancement provisions may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Dissenters’ Rights of Appraisal and Payment
Under the TBOC, with certain exceptions, our shareholders have appraisal rights in connection with a merger, a sale of all or substantially all of our assets, an interest exchange, or a conversion. Pursuant to the TBOC, shareholders who properly request and perfect appraisal rights in connection with such merger, sale of all or substantially all of our assets, interest exchange, or conversion have the right to receive payment of the fair value of their shares as agreed to between the shareholder and us or, if unable to reach agreement, as determined by the State District Court in Dallas County, Texas.

Shareholders’ Derivative Actions
Under the TBOC, any of our shareholders may bring a civil action in our name to procure a judgment in our favor, also known as a derivative proceeding, provided that the shareholder bringing the action (i) is a holder of our shares at the time of the transaction to which the action relates or such shareholder became a shareholder by operation of law from a person that was a shareholder at the time of the transaction to which the action relates and (ii) fairly and adequately represents the interests of the Company in enforcing the right of the Company.
Listing
We have listed our Class A common stock on the Nasdaq Global Market under the symbol “BRCB.”
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock, Class B common stock and Class C common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 48 Wall Street, 23rd Floor, New York, New York 10005.